Exhibit 10.7

[CHADBOURN SECURITIES LETTERHEAD]	ORIGINAL
December 15, 2006
Mr. Michael McTeigue
Chief Financial Officer
ADVANCED DRILLING SERVICES, LLC
10600 N. De Anza Blvd., Suite 250
Cupertino, CA 95014
Re:   Engagement Agreement
Dear Mr. McTeigue,
We are pleased that Advance Drilling Services, LLC, a Delaware limited liability company (the “Company”), desires to engage Chadbourn Securities, Inc, an NASD broker/dealer (“Chadbourn”) as its exclusive financial advisor with respect to mergers, acquisitions and capital raising of the Company (the “Advisory Services”). We look forward to working with you and your management team, and have set forth below the agreed upon terms of our involvement.
1.	Scope of Engagement
As discussed, Chadbourn will undertake certain Advisory Services on behalf of the Company, including:
(a)	Advising the Company regarding debt and equity financial market conditions, including presentations to management and the board of directors, as needed. Any information prepared by Chadbourn under this paragraph shall be reviewed and approved by the Company in advance of its dissemination to any party outside of the Company;

(b)	Identifying and assisting in the negotiation and placement of preferred and common equity and/or subordinated and convertible debt (the “Equity Financing”) for the Company, in one or more closings;

(c)	Identifying and assisting in the negotiation and placement of debt and/or lease financing (the “Debt Financing”) for the Company, in one or more closings; and

(d)	Merger and acquisition advisory services.
2.	Fees and Expenses.
For services provided hereunder, the Company will pay to Chadbourn the following:
(a)	An advisory fee equal to: (1) eight percent (8.0%) of any Equity Financing received by the Company, plus an unallocated expense reimbursement of an additional one percent (1.0%) of Equity Financing received by the Company during the term hereof; and (2) warrants equal to ten percent (10%) of the number and type of shares sold or issuable in an Equity Financing, such warrants to have a five year maturity, a net exercise provision and an exercise price equal to the offering price or conversion price. Chadbourn’s cash and warrant fee shall be reduced by fees paid by the Company to any other Chadbourn approved selling agents or finders acting on behalf of or in connection
10600 North De Anza Blvd, Suite 250 • Cupertino, CA 95014 • (408) 873-0400

with Chadbourn. The Company acknowledges that Chadbourn may engage other broker-dealers to assist in the placement of an Equity Financing. The Company will pay all fees within 10 days of each closing.

(b)	Chadbourn’s actual and reasonable expenses, including legal fees, shall be reimbursed by the Company up to $20,000 for the first financing transaction.

(c)	An advisory fee subject to future negotiation at industry standard rates for Debt Financings and any merger and acquisition advisory services.
3.	Use of Information; Financing Matters.
(a)	The Company recognizes and confirms that Chadbourn, in acting pursuant to this engagement, will be using publicly available information and information in reports and other materials provided by others, including, without limitation, information provided by or on behalf of the Company, and that Chadbourn does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such information. The Company warrants to Chadbourn that to the best if its knowledge all information concerning the Company furnished to Chadbourn in connection with the Advisory Services will be true and accurate in all material respects and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make statements therein not misleading in the light of the circumstances under which such statements are made. The Company agrees to furnish or cause to be furnished to Chadbourn all necessary or appropriate information for use in their engagement and the Company agrees that any information or advice rendered by Chadbourn or any of our representatives in connection with this engagement is for the confidential use of the Company only in its evaluation of a transaction and the Company will not, and will not permit any third party to, use it for any other purpose or disclose or otherwise refer to such advice or information, or to Chadbourn, in any manner without Chadbourn’s prior written consent.

(b)	The Company and Chadbourn each agree to conduct any offering and sale of securities in any private placement transaction in accordance with applicable federal and state securities laws, and neither the Company nor Chadbourn nor any person acting on behalf of either of them, will offer or sell any securities in a transaction by any form of general solicitation, general advertising, or by any other means that would be deemed a public offering under applicable law. Chadbourn has no obligation, express or implied, to purchase or underwrite any transaction or to itself provide any type of financing to the Company or be a party to any funding transaction, or to solicit investors outside the United States.
4.	Certain Acknowledgements.
The Company acknowledges that Chadbourn has been retained by the Company, and that the Company’s engagement of Chadbourn is as an independent contractor. Neither this engagement, nor the delivery of any advice in connection with this engagement, is intended to confer rights upon any persons not a party hereto (including security holders, employees or creditors of the Company) as against Chadbourn or our affiliates or their respective directors, officers, agents and employees. Upon prior written consent of the Company (which consent will not be unreasonably withheld) and approval by the Company of the text, proof and format thereof, Chadbourn may, at its own expense, place announcements or advertisements in financial newspapers and journals describing its services hereunder (provided such announcement or advertisement is made in a manner and contains only such information as would not violate federal or state securities laws).
The Company also acknowledges that Chadbourn, or its affiliates, may also be a significant shareholder or retained advisor to entities that merge with the Company, and Chadbourn may make investments in or act as advisor to companies that later become strategic partners or customers of the Company. Chadbourn shall disclose to the Company in advance of any potential or actual conflicts of interest Chadbourn has or may have in connection with a merger or acquisition transaction, any Equity Financing, Debt Financing or any other transaction contemplated by this agreement. Chadbourn shall ensure that any such advertising, investments and related party transactions contemplated by this paragraph shall comply with federal and applicable state securities laws. With respect to this paragraph, Chadbourn shall include its employees and representatives.
The Company acknowledges that Chadbourn is an investment banking firm and as such may, from time to time, effect transactions for its own account or the account of its clients; and we hold positions in securities of other companies, which may become a lender or investor for the purpose of this agreement. Chadbourn shall not by this agreement be prevented or barred from rendering services of the same or similar nature as herein described, or services of any nature whatsoever for, or on behalf of, other persons, firms, or corporations unless said proposed client is a direct competitor to the Company.
The Company also acknowledges Chadbourn’s services do not include the rendering of any legal services or opinions or the performance of any work that is in the ordinary purview of a Certified Public Accountant. All final decisions with respect to consulting, advice, and services rendered by Chadbourn to the Company shall rest with the Company, and Chadbourn shall not have the authority to bind the Company to any obligation or commitment other than those enumerated herein.
5.	Indemnity.
Chadbourn and the Company have entered into a separate indemnification letter (Exhibit A) dated the date hereof, providing for the indemnification of Chadbourn by the Company in connection with Chadbourn’s engagement hereunder, the terms of which are incorporated into this agreement in their entirety.
6.	Term of Engagement.
Chadbourn’s engagement shall commence on the date hereof and shall continue until December 31, 2008 (the “Term”). It is expressly agreed that following the expiration or termination of this agreement, Chadbourn shall be entitled to receive any fees as described above that have accrued prior to such expiration or termination but are unpaid, as well as reimbursement for expenses as set forth herein.
It is also expressly agreed that if during a period of 12 months following termination of this agreement, a transaction with an investor, bondholder, bank, financing entity, strategic partner, public company, or other entity introduced to the Company by Chadbourn hereunder or based upon services provided by Chadbourn hereunder is consummated by the Company, or a successor entity to the Company, or a shareholder, advisor or related party to the Company, or if a definitive agreement that results in a transaction is entered into during such 12 month period with any Chadbourn Investor, the Company will pay Chadbourn the fees and expense reimbursements equal to the fees and expenses which would have been payable to Chadbourn as if the transaction had occurred during the term of this agreement. In the event a Chadbourn Investor does invest during the 12 months following the termination of this Agreement, then Chadbourn will work with the Company and its new broker-dealer to agree to an appropriate fee sharing arrangement in which the total fees shall not exceed the amounts described in Section 2 this Agreement.
7.	Miscellaneous. For purposes of this Agreement, the term “Company” as used herein shall, in the event that a merger or acquisition transaction is consummated, mean and include the surviving entity with respect to any periods after consummation of the merger or acquisition transaction. This Agreement is governed by the laws of the State of California, without regard to conflicts of law principles, and will be binding upon and inure to the benefit of the Company, Chadbourn and their respective successors and assigns. Neither this Agreement nor any duties or obligations under this Agreement may be assigned by Chadbourn without the prior written consent of the Company.
The Company and Chadbourn agree to submit all disputes, actions, proceedings or counterclaims brought by or on behalf of either party with respect to any matter whatsoever relating to or arising out of any actual or proposed transaction or the engagement of or performance by Chadbourn hereunder to binding arbitration in accordance with the rules of procedure according to the Judicial Arbitration and Mediation Service (JAMS). The Parties will select an arbiter and shall divide the cost of arbitration between them, and each party shall pay its own attorney’s fees. The Company and Chadbourn also hereby submit to the jurisdiction of the courts of the State of California, Santa Clara County in any proceeding arising out of an arbitration proceeding or judgment relating to this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement. The provisions of this Agreement relating to the payment of fees and expenses, confidentiality and accuracy of information, indemnification and Chadbourn’s status as an independent contractor shall survive any termination of this Agreement. In the event that any provision of this Agreement shall be held to be invalid, illegal, or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable provisions were deleted.
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          We are pleased to accept this engagement and look forward to working with you. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

CHADBOURN SECURITIES, INC.
By:	/s/ Laird Q. Cagan
Laird Q. Cagan, Managing Director

Date: 12-15-06

Accepted and agreed.

ADVANCED DRILLING SERVICES, LLC
By:	/s/ Michael McTeigue
Michael McTeigue, CFO

Date: 12-15-06

EXHIBIT A
          The Company agrees to indemnify and hold harmless Chadbourn Securities Inc. (“Chadbourn”), together with its affiliates and their respective control persons, directors, officers, employees and agents, (“Indemnified Persons”), to the full extent lawful against any and all claims, losses, damages, liabilities, costs and expenses as incurred (including all reasonable fees and disbursements of counsel and all reasonable travel and other out-of-pocket expenses reasonably incurred in connection with the investigation of, preparation for and defense of any pending or threatened third-party claim, action, proceeding or investigation and any litigation or other proceeding arising therefrom, to which an Indemnified Person may become subject) (collectively, “Damages”) arising out of or related to any actual or proposed private placement or Chadbourn’s engagement hereunder; provided, however, that there shall be excluded from such indemnification any such portion of such Damages as are found in a final judgment by a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence or breach of the engagement agreement (of even date herewith and incorporated herein by reference) on the part of the Indemnified Person, other than any action undertaken at the request or with the consent of the Company. The foregoing indemnification obligation is in addition to, and not in limitation of, any other rights Chadbourn may have, including but not limited to any right of contribution. In the event that the foregoing indemnity is unavailable or insufficient to hold harmless an Indemnified Person, then the Company shall contribute to amounts paid or payable by an Indemnified Person in respect of such Damages in such proportion as appropriately reflects the relative benefits received by it on the one hand and Chadbourn on the other. If applicable law does not permit allocation solely on the basis of benefits, then such contribution shall be made in such proportion as appropriately reflects both the relative benefits and relative fault of the parties and other relevant equitable considerations. The foregoing is subject to the limitation that in no event shall Chadbourn’s aggregate contributions in respect of Damages exceed the amount of fees actually received by Chadbourn pursuant to this Agreement. For purposes hereof, relative benefits to the Company and Chadbourn of the private placement or other similar transaction shall be deemed to be in the same proportion that the total value paid or received or contemplated to be paid or received by the Company and/or its security holders in connection with the private placement or other similar transaction bears to the fees paid to Chadbourn pursuant to its engagement in respect of such private placement. Chadbourn shall promptly notify the Company of any claim or threatened claim being asserted against Chadbourn which would give rise to an indemnification hereunder, and agrees that the Company shall have the right to participate in the defense of any such claim and, to the extent that the Company shall wish, to assume and control the defense thereof and shall pay as incurred the fees and disbursements of such counsel related to such proceeding. In any such proceeding, Chadbourn shall have the right to retain its own counsel reasonably satisfactory to the Company at the Company’s expense, it being understood that the Company shall not, in connection with any one such claim or action or separate but, substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all the Indemnified Persons. The Company will not enter into any waiver, release or settlement with respect to any threatened or pending claim, action, proceeding or investigation or settle any litigation arising therefrom in respect of which indemnification hereunder may be sought (whether or not Indemnified Persons are a formal party thereto) without the prior written consent of Chadbourn (which consent shall not be unreasonably withheld or delayed), unless such waiver, release or settlement includes an unconditional release of Chadbourn from any and all liability arising out of such threatened or pending claim, action, proceeding, investigation or litigation.